Exhibit 99.1

PRESS RELEASE

(For Immediate Release)

April 15, 2003

PREMIERWEST BANCORP ANNOUNCES 37.6% EARNINGS INCREASE - POSITIVE TREND CONTINUES

MEDFORD, OR - PremierWest Bancorp (PRWT) announced first quarter earnings of $1,248,000, a 37.6% improvement when compared to the $906,574 earned for the first quarter of 2002. Diluted Earnings per share for the first quarter of 2003 were $.11, compared to $.08 for the same period in 2002.

First Quarter 2003 Results included:

•	Strong Earnings (up 37.6%)

•	Strong Net Interest margin (up 7.2%)

•	Increase in non-interest income of 6.1%

•	Decline in non-interest expense of .3%

•	Improved Efficiency ratio

•	Solid Core Deposit Growth

•	Improved credit quality

“Our 37.6% growth in earnings this quarter reflects the results of our focus on reducing operating overhead, improving the pricing and mix of our deposit base, and continuing to improve our loan underwriting and monitoring” stated John Anhorn, President & Chief Executive Officer of PremierWest Bancorp.

Rich Hieb, Executive Vice President & Chief Operating Officer stated, “During 2002 we focused successfully on building a stronger core deposit base, improving our efficiency ratio and expanding our branch network. We are now seeing the results of those efforts and are excited as we move forward and begin to fully realize the benefits”.

DEPOSIT GROWTH:

Deposits totaled $441.1 million at March 31, 2003, an increase of $13.0 million or 3.0% when compared to March 31, 2002, and a $12.8 million increase over December 31, 2002 totals of $428.3 million. Non interest-bearing core deposits amounted to $96.6 million or 21.9% of total deposits at March 31, 2003. These totals represent a 20.3% increase in interest free core deposits when compared to the same period in 2002, and a 5.5% increase when compared to December 31, 2002 totals.

STRONG NET INTEREST MARGIN:

Favorable deposit growth and pricing, continued improvement in credit quality and further strengthening of the core deposit base contributed to a stable net interest margin. Despite a period during which interest rates dipped to record lows, our net interest income climbed $408,000 or 7.2%, when compared to the same period in 2002.

Rich Hieb restated the Company’s belief that “We will continue to grow, both in relationships and earnings, by offering excellent service at competitive deposit and loan rates, and our steady progress over the last several quarters validates our approach”.

EFFICIENCY RATIO:

Tom Anderson, Senior Vice President & Chief Financial Officer stated “Bancorp’s efficiency ratio of 70.81% remains well above management’s target of the upper 50 percentile range. However, it has shown steady improvement as management focuses on bringing it in line with other “well-performing” service oriented banks”. Anderson further noted, “An enhanced net interest margin and increased non-interest income coupled with a reduction in non-interest expenses resulted in our ability to improve this important ratio when compared to both the same quarter in 2002 and the immediately preceding quarter. Our ratio for the same period in 2002 was 75.95%, and 72.25% for the most recent preceding quarter”.

LOAN GROWTH & CREDIT QUALITY:

Gross loans grew $30.1 million when comparing March 31, 2003 balances to the same period in 2002. However, aggressive competition and pricing for quality loans resulted in relatively flat balances when comparing March 31, 2003 gross loans of $396.6 million to December 31, 2002 gross loans of $397.1 million. “The quality of our credit portfolio continues to improve,” stated Jim Earley, Senior Vice President & Credit Administrator. Earley noted, “This quarter marks the fourth consecutive quarter of improving credit quality, with a non-performing loans to total loans ratio of 0.69% and delinquencies of thirty days or more at their lowest level in 5 years”.

2003 STOCK DIVIDEND:

On March 27, 2003 the Board of Directors declared a 5% stock dividend to be paid on June 20, 2003 to Shareholders of record May 30, 2003. The 2003 stock dividend marks the third consecutive year during which PremierWest Bancorp has declared a stock dividend.

ANNUAL SHAREHOLDER MEETING:

PremierWest Bancorp’s Board of Directors has set May 22, 2003 for the Annual Meeting of Shareholders. The meeting will be held at the Rogue Valley Country Club, Medford, Oregon. “I’m excited about meeting with our investors and discussing 2002 accomplishments, and the great start we have achieved in 2003” said John Anhorn.

NEW LOCATIONS:

Rich Hieb stated, “PremierWest Bank expanded its branch network opening a new full service branch in the Redding, California market early in March of this year”. He further noted, “The Redding location is the 25th full-service branch in our market between Redding, California and south of Eugene, Oregon. We are also currently in the planning and construction bidding process for a sixth branch in the Medford, Oregon market. The new Medford branch will be located in a newly constructed facility adjacent to the Company’s administrative offices on Airport Road. This new office will serve a rapidly expanding commercial area surrounding the Medford International Airport and will compliment commercial lending functions currently operated from our Administrative building. Additionally, we will be relocating our Mt. Shasta, California branch to a newly constructed facility during the third quarter of this year, allowing us to better serve the Mt. Shasta community”.

PremierWest Bancorp is the parent company of PremierWest Bank with banking offices located in Jackson, Josephine, Douglas and Klamath counties of Oregon; and Shasta and Siskiyou Counties in California. PremierWest Investment Services, Inc. and Premier Finance Company are subsidiaries of PremierWest Bank. PremierWest Investment Services maintains investment personnel in Medford and Roseburg, Oregon. Premier Finance Company has offices located in Medford, Klamath Falls and Portland, Oregon. PremierWest Mortgage is a division of PremierWest Bank and operates through offices in Roseburg, Klamath Falls, Grants Pass and Medford, Oregon, and Yreka and Redding, California.

This report contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those reflected in those statements. These forward-looking statements are based on management’s assumptions and projections, and are sometimes identifiable by use of the words, “expect to,” “plan,” “will,” “believe” and words of similar predictive nature. Because management’s assumptions and projections are based on anticipation of future events, you should not place undue emphasis on forward-looking statements. You should anticipate that our actual performance may vary from these projections, and variations may be material and adverse. You should not rely on forward-looking statements in evaluating an investment or prospective investment in our stock, and when reading these statements you should consider the uncertainties and risks discussed in our reports to the Securities and Exchange Commission, including our annual report on Form 10-K for the fiscal year ended December 31, 2002 and our forthcoming quarterly report on Form 10-Q for the period ended March 31, 2003. Copies of our securities filings are available on our Internet website at http://www.premierwestbank.com; however; readers should note that the contents of our website are not incorporated into this release or into any of our securities filings, except to the extent expressly noted therein. PremierWest undertakes no obligation to update any forward-looking statements contained herein.

Contact:

PremierWest Bancorp

John Anhorn President & Chief Executive Officer (541) 618-6000 John.Anhorn@PremierWestBank.com	Richard Hieb Executive Vice President & Chief Operating Officer (541) 618-6002 Rich.Hieb@PremierWestBank.com
Tom Anderson Senior Vice President & Chief Financial Officer (541) 282-5190 Tom.Anderson@PremierWestBank.com

PREMIERWEST BANCORP
FINANCIAL HIGHLIGHTS

(All amounts in 000's, except per share data)
(Unaudited)

EARNINGS AND PER SHARE DATA

For the Three Months Ended March 31	2003	2002	Change	% Change	For the three months ended December 31, 2002	Change	% Change

Interest income	$ 7,850	$ 8,150	$ (300)	-3.7%	$ 8,054	$ (204)	-2.5%
Interest expense	1,750	2,458	(708)	-28.8%	1,913	(163)	-8.5%

Net interest income	6,100	5,692	408	7.2%	6,141	(41)	-0.7%
Provision for possible loan losses	300	292	8	2.7%	225	75	33.3
Non-interest income	1,356	1,278	78	6.1%	1,606	(250)	15.6
Non-interest expense	5,279	5,294	(15)	-0.3%	5,597	(318)	-5.7%

Pre-tax income	1,877	1,384	493	35.6%	1,925	(48)	-2.5%
Provision for income taxes	629	477	152	31.9%	645	(16)	-2.5%

Net Income	$ 1,248	$ 907	$ 341	37.6%	$ 1,280	$ (32)	-2.5%

Basic earnings per share	$ 0.11	$ 0.08	$ 0.03	34.9%	$ 0.11	$(0.00)	0.0

Diluted earnings per share	$ 0.11	$ 0.08	$ 0.03	34.3%	$ 0.11	$(0.00)	0.0

Average shares outstanding--basic	11,567,559	11,447,115	120,444	1.1%	11,565,858	1,701	0.0
Average shares outstanding--diluted	11,617,014	11,536,147	80,867	0.7%	11,613,362	3,652	0.0

BALANCE SHEET
At March 31

	2003	2002	Change	% Change	Balance Sheet at December 31 2002	Change	% Change

Fed funds sold and investments	$ 82,014	$ 71,324	$ 10,690	15.0%	$ 54,083	$ 27,931	51.6%

Gross loans	396,648	366,531	30,117	8.2%	397,112	(464)	-0.1%
Reserve for loan losses	(5,070)	(5,142)	72	-1.4%	(4,838)	(232)	4.8%

Net loans	391,578	361,389	30,189	8.4%	392,274	(696)	-0.2%
Other assets	55,882	56,452	(570)	-1.0%	68,727	(12,845)	-18.7%

Total assets	$ 529,474	$ 489,165	$ 40,309	8.2%	$ 515,084	$ 14,390	2.8%

Non-interest-bearing deposits	$ 96,635	$ 80,300	$ 16,335	20.3%	$ 91,611	$ 5,024	5.5%
Interest-bearing deposits	344,509	347,866	(3,357)	-1.0%	336,726	7,783	2.3%

Total deposits	441,144	428,166	12,978	3.0%	428,337	12,807	3.0%
Borrowings	33,029	12,680	20,349	160.5%	33,737	(708)	-2.1%
Other liabilities	4,846	3,451	1,395	40.4%	3,838	1,008	26.3%
Stockholders' equity	50,455	44,868	5,587	12.5%	49,172	1,283	2.6%

Total liabilities and stockholders' equity	$ 529,474	$ 489,165	$ 40,309	8.2%	$ 515,084	$ 14,390	2.8%

Period end shares outstanding	11,567,559	11,512,539	55,020	0.5%	11,567,559	--	0.0%
Book value per share	$ 4.36	$ 3.90	$ 0.46	11.9%	$ 4.25	$ 0.11	2.6%
Allowance for loan losses:
Balance beginning of period	$ 4,838	$ 4,825	$ 13	0.3%	$ 5,283	$ (445)	-8.4%
Provision for loan losses	300	292	8	2.7%	225	75	33.3%
Net (charge-offs) recoveries	(68)	25	(93)	372.0%	(670)	602	-89.9%

Balance end of period	$ 5,070	$ 5,142	$ (72)	-1.4%	$ 4,838	$ 232	4.8%

Non-performing assets:
Non-performing loans	$ 2,744	$ 3,152	$ (408)	-12.9%	$ 3,469	$ (725)	-20.9%
Real estate owned	655	1,259	(604)	-48.0%	85	570	670.6%

Total non-performing assets	$ 3,399	$ 4,411	$(1,012)	-22.9%	$ 3,554	$ (155)	-4.4%

AVERAGE BALANCE SHEET

For the Three Months Ended March 31	2003	2002	Change	% Change	For the Three Months Ended December 31, 2002	Change	% Change

Average fed funds sold and investments	$ 68,918	$ 72,464	$(3,546)	-4.9%	$ 64,068	4,850	7.6%
Average loans, gross	396,791	364,051	32,740	9.0%	392,770	4,021	1.0%
Average total assets	517,904	485,411	32,493	6.7%	516,128	1,776	0.3%
Average non-interest-bearing deposits	89,665	78,743	10,922	13.9%	91,647	(1,982)	-2.2%
Average interest-bearing deposits	340,351	348,029	(7,678)	-2.2%	338,118	2,233	0.7%
Average total deposits	430,016	426,772	3,244	0.8%	429,765	251	0.1%
Average total borrowings	33,534	12,043	21,491	178.5%	34,176	(642)	-1.9%
Average stockholders' equity	50,067	44,425	5,642	12.7%	48,484	1,583	3.3%

SELECTED FINANCIAL RATIOS
(annualized)

For the Three Months Ended March 31	2003	2002	Change	For the Three Months Ended December 31, 2002	Change

Yield on average gross loans	7.49%	8.13%	-0.6%	7.55%	-0.06%
Yield on average investments (1)	3.54%	5.26%	-1.7%	3.92%	-0.38%
Total yield on average earning assets (1)	6.91%	7.66%	-0.7%	7.04%	-0.13%
Cost of average interest bearing deposits	1.81%	2.75%	-0.9%	1.96%	-0.15%
Cost of average borrowings	2.78%	3.43%	-0.7%	2.82%	-0.04%
Total cost of average deposits and borrowings	1.53%	2.27%	-0.7%	1.64%	-0.11%
Net interest spread	5.38%	5.38%	0.0%	5.41%	-0.03%
Net interest margin	5.39%	5.37%	0.0%	5.33%	0.06%

Return on average equity	10.11%	8.28%	1.8%	10.47%	-0.36%
Return on average assets	0.98%	0.76%	0.2%	0.98%	0.00%

Efficiency ratio (2)	70.81%	75.95%	-5.1%	72.25%	-1.44%

NOTES:
(1)     Tax equivalent at a 34% rate
(2)     Non-interest expense divided by net interest income plus non-interest income

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